Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2016

IRVINE, Calif. — July 28, 2016 — Western Digital Corp. (NASDAQ: WDC) today reported revenue of $3.5 billion and a net loss of $351 million, or $1.34 per share, for its fourth fiscal quarter ended July 1, 2016. On a non-GAAP basis, fourth quarter net income was $208 million, or $0.79 per share. In the year-ago quarter, the company reported revenue of $3.2 billion and net income of $220 million, or $0.94 per share. Non-GAAP net income in the year-ago quarter was $356 million, or $1.51 per share.

The company generated $355 million in cash from operations during the fourth fiscal quarter of 2016, ending with total cash and cash equivalents of $8.2 billion. On May 4, 2016, the company declared a cash dividend of $0.50 per share of its common stock, which was paid to shareholders on July 15, 2016.

For fiscal 2016, the company achieved revenue of $13.0 billion and net income of $257 million, or $1.06 per share, compared to fiscal 2015 revenue of $14.6 billion and net income of $1.5 billion, or $6.18 per share. On a non-GAAP basis, fiscal 2016 net income was $1.2 billion, or $5.09 per share, compared to fiscal 2015 net income of $1.8 billion, or $7.76 per share. The company generated $2.0 billion in cash from operations during the 2016 fiscal year and it returned $524 million in dividends and share repurchases combined.

“Fiscal 2016 was a transformative year for our company and we are pleased by our customers’ response to the new Western Digital,” said Steve Milligan, chief executive officer. “With the combination of SanDisk and our WD and HGST subsidiaries, we are well-positioned to capture global opportunities through our full portfolio of products for data center, client device and client solution end markets. As we begin a new fiscal year, we remain focused on execution and realizing the benefits of our acquisitions while at the same time creating innovative solutions for the market.”

Western Digital Announces Financial Results for Fourth Quarter and Fiscal Year 2016

The investment community conference call to discuss these results will be broadcast live at 2 p.m. Pacific/5 p.m. Eastern via webcast today. The live and archived conference call/webcast can be accessed online at investor.wdc.com. A quarterly fact sheet including the company’s guidance for the first fiscal quarter 2017 will also be posted on the same website. The telephone replay number is +1 (855) 859-2056 in the U.S. or +1 (404) 537-3406 for international callers. The required passcode is 46180701.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company’s preliminary financial results for its fourth fiscal quarter ended July 1, 2016; expectations regarding the company’s transformation, growth opportunities and strategy execution; and integration activities and the realization of the benefits of the company’s acquisitions. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The preliminary financial results for the company’s fourth fiscal quarter ended July 1, 2016 included in this press release represent the most current information available to management. The company’s actual results when disclosed in its Annual Report on Form 10-K may differ from these preliminary results as a result of the completion of the company’s financial closing procedures; final adjustments; completion of the audit by the

Western Digital Announces Financial Results for Fourth Quarter and Fiscal Year 2016

company’s independent registered accounting firm and other developments that may arise between now and the disclosure of the final results. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s and SanDisk Corporation’s Forms 10-Q filed with the SEC on May 9, 2016 and May 2, 2016, respectively, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

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Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

Company contacts: Bob Blair Western Digital Corp. Investor Relations 949.672.7834 robert.blair@wdc.com	Jim Pascoe Western Digital Corp. Media 408.717.5950 jim.pascoe@wdc.com

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	July 1, 2016	July 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,151	$5,024
Short-term investments	227	262
Accounts receivable, net	1,461	1,532
Inventories	2,129	1,368
Other current assets	616	331

Total current assets	12,584	8,517
Property, plant and equipment, net	3,508	2,965
Notes receivable and investments in Flash Ventures	1,171	—
Goodwill	9,951	2,766
Other intangible assets, net	5,034	332
Other non-current assets	629	601

Total assets	$32,877	$15,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,888	$1,881
Accounts payable to related parties	168	—
Accrued expenses	995	470
Accrued compensation	392	330
Accrued warranty	172	150
Revolving credit facility	—	255
Bridge loan	2,995	—
Current portion of long-term debt	339	156

Total current liabilities	6,949	3,242
Long-term debt	13,660	2,156
Other liabilities	1,108	564

Total liabilities	21,717	5,962
Total shareholders’ equity	11,160	9,219

Total liabilities and shareholders’ equity	$32,877	$15,181

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts; unaudited)

	Three Months Ended		Years Ended
	July 1, 2016	July 3, 2015	July 1, 2016	July 3, 2015
Revenue, net	$3,495	$3,191	$12,994	$14,572
Cost of revenue	2,674	2,261	9,559	10,351

Gross profit	821	930	3,435	4,221

Operating expenses:
Research and development	484	381	1,617	1,646
Selling, general and administrative	400	190	997	788
Employee termination, asset impairment and other charges	117	104	340	176

Total operating expenses	1,001	675	2,954	2,610

Operating income (loss)	(180)	255	481	1,611
Interest and other expense, net	(290)	(8)	(313)	(34)

Income (loss) before income taxes	(470)	247	168	1,577
Income tax expense (benefit)	(119)	27	(89)	112

Net income (loss)	$(351)	$220	$257	$1,465

Income (loss) per common share:
Basic	$(1.34)	$0.95	$1.08	$6.31

Diluted	$(1.34)	$0.94	$1.06	$6.18

Weighted average shares outstanding:
Basic	261	231	239	232

Diluted	261	235	242	237

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended		Years Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015
Operating Activities
Net income (loss)	$(351)	$220	$257	$1,465
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	420	250	1,154	1,114
Stock-based compensation	70	45	191	162
Deferred income taxes	(132)	19	(149)	28
Gain from insurance recovery	—	—	—	(37)
Loss on disposal of assets	8	3	22	17
Amortization of debt discount and issuance costs	36	—	36	—
Convertible debt activity, net	58	—	58	—
Non-cash portion of employee termination, asset impairment and other charges	1	74	36	86
Other non-cash operating activities, net	11	—	11	—
Changes in operating assets and liabilities, net	234	(123)	367	(593)

Net cash provided by operating activities	355	488	1,983	2,242

Investing Activities
Purchases of property, plant and equipment	(151)	(156)	(584)	(612)
Note receivable with Flash Ventures, net	(90)	—	(90)	—
Acquisitions, net of cash acquired	(9,835)	(10)	(9,835)	(257)
Purchases of investments	(143)	(170)	(605)	(857)
Proceeds from sales and maturities of investments	676	103	1,582	768
Strategic investments and other, net	(54)	(8)	(76)	5

Net cash used in investing activities	(9,597)	(241)	(9,608)	(953)

Financing Activities
Employee stock plans, net	55	55	74	167
Settlement of warrants	(613)	—	(613)	—
Settlement of convertible debt, net	(2,202)	—	(2,202)	—
Repurchases of common stock	—	(198)	(60)	(970)
Dividends paid to shareholders	(116)	(116)	(464)	(396)
Proceeds from debt, net of issuance costs	16,709	255	16,709	255
Repayment of debt	(2,328)	(31)	(2,693)	(125)

Net cash provided by (used in) financing activities	11,505	(35)	10,751	(1,069)

Effect of changes in foreign currency exchange rates on cash	1	—	1	—

Net increase in cash and cash equivalents	2,264	212	3,127	220
Cash and cash equivalents, beginning of period	5,887	4,812	5,024	4,804

Cash and cash equivalents, end of period	$8,151	$5,024	$8,151	$5,024

WESTERN DIGITAL CORPORATION

GAAP TO NON-GAAP NET INCOME (LOSS) RECONCILIATION

(in millions, except per share amounts; unaudited)

	Three Months Ended		Years Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015
GAAP net income (loss)	$(351)	$220	$257	$1,465
Non-GAAP adjustments:
Amortization of acquired intangible assets	187	28	258	163
Employee termination, asset impairment and other charges	117	104	340	176
Acquisition-related charges	238	—	281	3
Charges related to cost saving initiatives	57	—	143	—
Convertible debt activity, net	58	—	58	—
Insurance recoveries	—	—	—	(37)
Other	(3)	4	37	70
Income tax adjustments	(95)	—	(143)	—

Non-GAAP net income	$208	$356	$1,231	$1,840

Diluted net income (loss) per common share:
GAAP	$(1.34)	$0.94	$1.06	$6.18

Non-GAAP	$0.79	$1.51	$5.09	$7.76

Diluted weighted average shares outstanding:
GAAP	261	235	242	237

Non-GAAP	263	235	242	237

To supplement the condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the table above sets forth Non-GAAP net income and Non-GAAP diluted net income per common share (“Non-GAAP measures”). These Non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from Non-GAAP measures used by other companies. Western Digital Corporation believes the presentation of these Non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring the Company’s earnings performance and comparing it against prior periods.

Non-GAAP net income and Non-GAAP diluted net income per common share are non-GAAP measures defined as net income and diluted net income per common share, respectively, before any charges that may not be indicative of ongoing operations, or any tax impact related to those charges. These Non-GAAP measures exclude: amortization of acquired intangible assets; employee termination, asset impairment and other charges; convertible debt activity, net; charges related to cost saving initiatives; acquisition-related charges; insurance recoveries; other charges; and income tax adjustments.

As described above, we exclude the following items from our Non-GAAP measures:

Amortization of acquired intangible assets. We incur expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of our acquisitions and any related impairment charges.

Employee termination, asset impairment and other charges. From time-to-time, in order to realign our operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, we may terminate employees and/or restructure our operations. From time-to-time, we may also incur charges from the impairment of intangible assets and other long-lived assets. These charges (including any reversals of charges recorded in prior periods) are inconsistent in amount and frequency and are not a part of the ongoing operation of our business.

Convertible debt activity, net. We exclude non-cash economic interest expense associated with the convertible senior notes, the gains and losses on the conversion of the convertible senior notes and call option, and unrealized gains and losses related to the change in fair value of the exercise option and call option. These charges and gains and losses do not reflect our cash operating results or the ongoing results of our business.

Charges related to cost saving initiatives. In connection with the transformation of our business, beginning in the 2nd quarter of fiscal 2016, we have incurred charges related to cost saving initiatives which do not qualify for special accounting treatment as exit or disposal activities. These charges, which are not part of the ongoing operation of our business, primarily relate to costs associated with rationalizing our channel partners or vendors, transforming our information systems infrastructure, integrating our product roadmap, and accelerated depreciation on assets.

Acquisition-related charges. In connection with our business combinations, we incur expenses which we would not have otherwise incurred as part of our business operations. These expenses include third-party professional service and legal fees, third-party integration services, severance costs, non-cash adjustments to the fair value of acquired inventory, contract termination costs, and retention bonuses. We may also experience other one-time accounting impacts in connection with these transactions. These charges and impacts are related to acquisitions, are inconsistent in amount and frequency, and have no direct correlation to the operation of our business.

Insurance recoveries. From time-to-time, we receive insurance recoveries related to losses or other events which occurred in a prior period. Such recoveries are inconsistent in amount and frequency.

Other charges. From time-to-time, we sell investments or other assets which are not considered strategic or necessary to our business; are a party to legal or arbitration proceedings, which could result in an expense or benefit due to settlements, final judgments, or accruals for loss contingencies; or incur other charges or gains which are not a part of the ongoing operation of our business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments reflect the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments.